Exhibit 10(b)(3
                       SALARY CONTINUATION AGREEMENT

     THIS AGREEMENT (this "Agreement"), made as of the ___ day of ____________, 1994, by and between IMPERIAL HOLLY CORPORATION, a Texas corporation (the "Company"), and
____________________________________________ ("Employee");


                           W I T N E S S E T H:

     WHEREAS, the Company has established a Salary Continuation Plan, effective April 1, 1981, as amended and restated effective August 1, 1990, and as amended thereafter (the "Plan"), to provide supplemental retirement, death and disability benefits for certain of its officers and key managerial employees who are selected by the Executive Compensation Committee of the Company's Board of Directors (the "Committee") to participate in the Plan pursuant to which individual salary continuation agreements have been entered into with the officers and other key managerial employees to whom coverage under the Plan has been extended; and

     WHEREAS, the Committee has selected Employee to participate in the Plan as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

     1. REFERENCE TO PLAN. This Agreement is being entered into in accordance with and subject to all of the terms, conditions and provisions of the Plan and administrative interpretations hereunder, if any, which have been adopted by the Committee and are still in effect on the date hereof. Employee has received a copy of, and is familiar with the terms of, the Plan and any such administrative interpretations, which are hereby incorporated herein by reference.

     2. SALARY CONTINUATION AFTER NORMAL RETIREMENT. If Employee terminates employment with the Company on or after the date Employee attains the age of sixty-five (65) ("Normal Retirement"), the Company shall pay a supplemental retirement benefit as a lump sum cash payment to Employee in the amount of $ (the "Retirement Benefit") on Employee's Normal Retirement Date (as hereinafter defined). For purposes of this Agreement, the term "Normal Retirement Date" shall mean the later of the first day of the month coincident with or next following the date Employee attains the age of sixty-five (65) or the first day of the month next following the date Employee terminates employment with the Company.

     3. EARLY RETIREMENT. If Employee terminates employment with the Company prior to Employee's Normal Retirement but after the date Employee attains the age of sixty-two (62) and completes ten (10) Years of Service (as defined in Paragraph 6B hereof), the Company shall pay a supplemental early retirement benefit as a lump-sum cash payment to Employee in the amount of $ (the "Early Retirement Benefit"). Such Early Retirement Benefit shall be payable on the first day of the month next following the date Employee terminates employment with the Company. If Employee terminates employment with the Company after the date Employee attains the age of fifty-five (55) but before the date Employee attains the age of sixty-two
(62) and after Employee completes ten (10) Years of Service ("Early Retirement"), the Company shall pay to Employee, on the first day of the month next following the date of Employee's Early Retirement, an amount equal to Employee's Early Retirement Benefit, discounted by three percent (3%) for each year (including fractional years thereof) by which the date of such payment precedes the first day of the month coincident with or next following the date Employee would attain the age of sixty-two (62).

     4. TERMINATION OF EMPLOYMENT DUE TO DISABILITY. If Employee terminates employment with the Company because of Disability (as hereinafter defined) prior to Employee's Normal Retirement, Employee shall be entitled to receive salary continuation payments in the monthly sum of that amount of disability income that would be payable under any disability income payable to Employee under any individual disability policy for which premiums are paid by the Company. Payments of the Disability Benefit, if any, shall commence on the first day of the month next following the date of Employee's termination of employment due to Disability and shall continue monthly thereafter until the earliest of (i) the cessation of Employee's Disability, (ii) Employee's death or (iii) Employee's Normal Retirement Date. If Employee's Disability continues uninterrupted until Employee's Normal Retirement Date, Employee shall receive the Retirement Benefit on Employee's Normal Retirement Date. Subject to Paragraph 16 hereof, if Employee's Disability ceases before Employee's Normal Retirement Date and Employee is immediately reemployed by the Company, Employee's Disability Benefit provided under this Paragraph shall immediately cease, and the Retirement Benefit, Early Retirement Benefit, Termination Benefit (as defined in Paragraph 6B hereof), Unreduced Termination Benefit (as defined in Paragraph 6B hereof) or Death Benefit (as defined in Paragraph 5 hereof), whichever is applicable, payable upon Employee's subsequent retirement or other termination of employment shall be determined in accordance with the provisions of this Agreement. If Employee's Disability ceases before Employee's Normal Retirement Date and Employee is not immediately reemployed by the Company, then Employee, for purposes of this Agreement, shall be deemed to have terminated employment on the date Employee's Disability ceases for purposes of determining Employee's eligibility to receive any other benefits under this Agreement. For purposes of this Agreement, the term "Disability" means a physical or mental disability which is determined by the Committee, upon the advice of competent physicians of the Committee's selection, to prevent Employee from engaging in any substantial gainful activity and which can be expected to result in death or to be of long, continued and indefinite duration. The total and irrecoverable loss of the sight of both eyes or the use of both hands, or of both feet, or of one hand and one foot will be considered to constitute Disability in all events. For purposes of this Agreement, the Committee shall determine, upon the advice of competent physicians of the Company's selection, the date upon which Employee's Disability ceases.

     5. DEATH OF EMPLOYEE WHILE IN EMPLOYMENT OR DURING DISABILITY. If Employee dies while in employment with the Company or during Disability, Employee's Beneficiary (as defined in Paragraph 15) shall be entitled to a supplemental death benefit as a lump-sum cash payment in the amount of $ (the "Death Benefit"), payable on the first day of the month next following the date of Employee's death. The Death Benefit shall be paid to Employee's Beneficiary in lieu of any other benefits due Employee or Employee's Beneficiary under this Agreement. The Death Benefit shall be reduced by the amount of any prior payments by the Company to Employee, if any, for benefits, other than Disability Benefits, under this Agreement.

     6. TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT FOR REASONS OTHER THAN DEATH OR DISABILITY.

     A. TERMINATION FOR CAUSE. If Employee's employment with the Company is terminated by the Company for Cause, as hereinafter defined, Employee shall be entitled to receive no benefits under this Agreement. For purposes of this Agreement, termination by the Company for "Cause" shall arise only if the termination by the Company is based on (a) an act or acts of dishonesty on the part of Employee constituting a felony which adversely affects the Company, (b) breach by Employee of Employee's agreement not to compete with the Company described in Paragraph 14 below, and such breach results in a demonstrable material injury to the Company, or (a) a gross and deliberate disregard by Employee of Employee's duties and responsibilities as an officer or employee of the Company. In the event of a termination of Employee's employment by the Company for Cause, the Board of Directors of the Company shall provide Employee with written notice of the conduct on which the termination for Cause is based.

     B. TERMINATION WITHOUT CAUSE. If Employee's employment with the Company terminates prior to Employee's Early Retirement for any reason other than death, Disability, or termination for Cause (whether said termination of employment is by act of Employee or the Company), Employee shall be entitled to a supplemental termination benefit as a lump-sum cash payment (the "Termination Benefit") in an amount equal to the actuarial equivalent (as hereinafter defined) of the product of (a) multiplied by (b) (the "Unreduced Termination Benefit"), where (a) is $ , discounted from the date Employee would attain the age of sixty-five (65) to the date of Employee's termination of employment, and where (b) is the applicable percentage determined from the vesting schedule set forth below as follows:

             YEARS OF SERVICE AT                 APPLICABLE
         TERMINATION OF EMPLOYMENT               PERCENTAGE

           Less than 4 years                          0%
           4 years but less than 5                   15%
           5 years but less than 6                   30%
           6 years but less than 7                   45%
           7 years but less than 8                   60%
           8 years but less than 9                   75%
           9 years but less than 10                  90%
           10 years or more                         100%

     For purposes of the above vesting schedule, a "Year of Service" shall mean each twelve consecutive completed calendar months of continuous employment (including periods of Disability and authorized leaves of absence as described in this Agreement) of Employee with the Company from and after date. The Termination Benefit shall be paid to Employee on the first day of the month next following the later of (i) the date Employee attains the age of fifty-five (55) or (ii) the date Employee terminates employment with the Company. For purposes of this Paragraph, the term "actuarial equivalent" shall have the same meaning as the term "Actuarially Equivalent", as defined in the Imperial Holly Corporation Retirement Plan at the time such Termination Benefit is paid to Employee. If Employee dies before the payment of the Termination Benefit but after Employee's termination of employment with a vested benefit hereunder, Employee's Beneficiary shall be entitled to receive Employee's Termination Benefit (i) on the first day of the month next following the month in which Employee would have attained the age of fifty-five (55), had Employee survived until such time and (ii) in the same amount as Employee would have received on such date.

     7. EARLY COMMENCEMENT OF BENEFIT. Notwithstanding anything in this Agreement to the contrary, in the sole discretion of the Committee, Employee can receive Employee's Early Retirement Benefit prior to Employee's termination of employment with the Company; PROVIDED, HOWEVER, that such Early Retirement Benefit shall be paid no earlier than the first day of the month next following the later of (i) the month in which Employee attains the age of fifty-five (55) or (ii) the month in which Employee completes ten (10) Years of Service. The Early Retirement Benefit payable under this Paragraph shall be calculated in accordance with Paragraph 3, as though Employee had terminated employment as of the last day of the month prior to the payment date determined by the Committee. If Employee receives an Early Retirement Benefit under this Paragraph, Employee shall be entitled to no further benefits under this Agreement other than Disability Benefits to which Employee may become entitled.

     8. ADJUSTMENTS TO BENEFITS. Except as provided in Paragraph 9, to the extent that any lump-sum payment under this Agreement would not be fully deductible by the Company at the time of its payment by virtue of the limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), such lump-sum payment shall instead be made in annual installments. The amount of each annual installment shall be equal to the lesser of (a) the full amount of the lump-sum payment, less the amount of any annual installments previously made under this Paragraph, or (b) the portion of such lump-sum payment which would be deductible by the Company at the time it is paid. Each such annual installment shall be paid on the last day of the calendar year or such other date as the Committee shall determine.

     9. CHANGE IN CONTROL. Notwithstanding the foregoing provisions of Paragraph 6 hereof, Employee shall be treated as having completed ten (10) Years of Service on and after a Change in Control of the Company. provided Employee is then an employee of the Company or is receiving a Disability Benefit at the time of such Change in Control. Such a "Change in Control" of the Company shall be deemed to have occurred if any of the following shall have taken place: (a) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or Item 1 of Form 8-K promulgated under the Exchange Act; (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then-outstanding securities; or (c) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were not members of the Board of Directors two (2) years before such election or removal, unless the election of each director who is not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period. Any payments due under Subparagraph A or C shall be made as soon as practicable following a Change in Control, but in no event later than thirty (30) days after the date of such Change in Control. Any payments due under Subparagraph B or D shall be made as soon as practicable following the date Employee terminates employment with the Company, but in no event later than thirty (30) days after the date Employee terminates employment with the Company.

     A. DISABILITY AT CHANGE IN CONTROL. In the event of a Change in Control, if Employee is then receiving a Disability Benefit, Employee shall receive, in lieu of further Disability Benefits, a lump-sum cash payment equal to the greater of (1) zero and (2) the present value, discounted at 5.5% without mortality assumptions, of the stream of Disability Benefit payments that would otherwise have been due Employee until Employee's Normal Retirement Date (assuming, for purposes of this calculation, Employee's Disability would continue until Employee's Normal Retirement
Date), less the present value, discounted at 5.5% without mortality assumptions, of the stream of payments, if any, Employee would receive until Employee's Normal Retirement Date from any individual disability policy for which premiums are paid by the Company (assuming, for purposes of this calculation, that such payments would continue until Employee's Normal Retirement Date). In the event of a Change in Control, if Employee is suffering a Disability, Employee shall also receive the full unreduced value of the Retirement Benefit, in lieu of all benefits, other than the aforementioned lump-sum Disability Benefit, otherwise payable under this Agreement.

     B. DISABILITY AFTER CHANGE IN CONTROL. If Employee suffers a Disability after a Change in Control, Employee shall receive, in lieu of Employee's Disability Benefit, a lump-sum cash payment, equal to the greater of (1) zero and (2) the present value, discounted at 5.5% without mortality assumptions, of the stream of Disability Benefit payments that would otherwise have been due Employee until Employee's Normal Retirement Date (assuming, for purposes of this calculation, Employee's Disability would continue until Employee's Normal Retirement Date), less the present value, discounted at 5.5% without mortality assumptions, of the stream of payments, if any, Employee would receive until Employee's Normal Retirement Date from any individual disability policy for which premiums are paid by the Company (assuming, for purposes of this calculation, that such payments would continue until Employee's Normal Retirement Date). In the event of Employee's Disability after a Change in Control, Employee shall also receive the full unreduced value of the Retirement Benefit, in lieu of all benefits, other than the aforementioned lump-sum Disability Benefit, otherwise payable under this Agreement.

     C. TERMINATED VESTED EMPLOYEE. If Employee (i) has terminated employment with the Company prior to a Change in Control, (ii) is vested under this Agreement, (iii) at the time of such Change in Control, is not receiving a Disability Benefit, and (iv) Employee or Employee's Beneficiary, as the case may be, has not received any benefits, other than Disability Benefits, to which Employee is entitled under this Agreement, then Employee or Employee's Beneficiary, as the case may be, shall receive, in lieu of all such benefits, including Disability Benefits, the present value of the Retirement Benefit, Early Retirement Benefit, Unreduced Termination Benefit or Death Benefit to which Employee or Employee's Beneficiary, as the case may be, is entitled, discounted to the date of payment at 5.5% without mortality assumptions (1) from the date Employee would have attained the age of sixty-two (62) if Employee has terminated employment and (2) from the date Employee would have attained the age of fifty-five (55) if Employee is deceased.

     D. TERMINATION AFTER CHANGE IN CONTROL. If Employee's termination of employment with the Company occurs after a Change in Control for reasons other than Employee's Disability, Employee shall be paid the full unreduced value of the Retirement Benefit in lieu of all benefits, including Disability Benefits otherwise payable under this Agreement. Such payment will be made regardless of (1) the length of time that has elapsed between the date of the Change in Control and the date of Employee's termination of employment and (2) whether the termination of employment was voluntary or involuntary.

     E. PARACHUTE PAYMENT. Notwithstanding any provision of this Agreement to the contrary, the aggregate present value of all parachute payments payable to or for the benefit of Employee under this Agreement and under other plans or agreements shall be one dollar ($1.00) less than three (3) times Employee's base amount, and, to the extent necessary, payments under this Agreement shall be reduced in order that this limitation not be exceeded. The terms "parachute payment," "base amount" and "present value" shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this provision to avoid excise taxes on Employee under
Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

     10. STATUS OF AGREEMENT. The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Employee's employment that may exist from time to time between the parties hereto, or any other compensation payable by the Company to Employee, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of the Company to discharge Employee or restrict the right of Employee to terminate Employee's employment.

     11. LIFE INSURANCE AND FUNDING. All amounts paid under this Agreement shall be paid in cash from the general assets of the Company or from an Executive Benefits Trust established by the Company to assume some or all of the obligations of the Company hereunder. Benefits payable by the Company may be reflected on the accounting records of the Company but Employee shall not have any right, title, or interest whatsoever in or to any investment reserves or accounts that the Company may establish or accumulate to aid in providing the benefits described in this Agreement. The Company in its sole discretion may apply for and procure as owner and for its own benefit insurance on the life of Employee, in such amounts and in such forms as the Company may choose. The trustee on behalf of the Executive Benefits Trust may also hold as owner insurance on the life of Employee. Employee shall have no interest whatsoever in any such policy or policies, but at the request of the Company, Employee shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company or the trustee of the Executive Benefits Trust has applied for insurance. The rights of Employee or Employee's Beneficiary, or estate, to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

     12. SALE OF THE COMPANY. The sale of all or substantially all of the property and assets of the Company other than in the usual and regular course of its business, or a merger of the Company wherein the Company is not the "surviving corporation," or any other transaction which in effect amounts to the sale of the Company, shall not serve to terminate this Agreement.

     13. COMPANY DEFINED. For purposes of this Agreement, the term "Company" shall also include any corporation which is an "Affiliate" as defined in Section 1.02(c) of the Plan. Neither the transfer of Employee from employment by the Company to employment by an Affiliate nor the transfer of Employee from employment by an Affiliate to employment by the Company shall be deemed a termination of employment of Employee by the Company or by an Affiliate.

     Further, the employment of Employee shall not be deemed to have been terminated or interrupted because of Employee's absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence granted by the Company for reasons of professional advancement, education, health or government service, or during military leave for any period if Employee returns to active employment within ninety (90) days after the termination of Employee's military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

     14. FORFEITURE OF PAYMENTS BY COMPETITION. Employee agrees that, in consideration of the benefits provided herein, Employee will not without the consent of the Company enter into competition with the Company. For purposes of this Paragraph, Employee shall be deemed to be in competition if Employee directly or indirectly, whether as consultant, agent, officer, director, employee or otherwise, enters into an association with another business enterprise which then is one of the competitors of the Company respecting one or more of the Company's business activities. The parties agree that one of the essential considerations for the benefits provided Employee hereunder is to protect and preserve the goodwill of the Company and its respective enterprises, and that said goodwill will be substantially diminished in value if Employee were to enter into competition with the Company before or within one year after receiving any benefits under this Agreement.

     In the event Employee is deemed to be in competition contrary to the provisions of this Paragraph, thereupon Employee shall forfeit all rights to any further payments of benefits under this Agreement and shall be obligated to repay the Company all benefit payments, except Disability Benefits, previously received under this Agreement.

     In the event of a Change in Control, Employee's obligations under this Paragraph shall expire and be cancelled, and Employee shall be entitled to the benefits provided under this Agreement in accordance with the terms of this Agreement, notwithstanding whether Employee thereafter engages in competition described in this Paragraph.

     15. BENEFICIARY AND ALTERNATIVE BENEFICIARY. If Employee dies prior to the receipt of benefits to which Employee is due pursuant to this Agreement, such benefits shall be paid in accordance with Paragraph 2, 3, 5 or 6 above at the time therein specified to such person or persons, or the survivor thereof, including corporations, unincorporated associations or trusts, as Employee may have designated by written document delivered to the Committee and referring to this Agreement (the "Beneficiary"). Employee may from time to time revoke or change any such designation by written document delivered to the Committee. If any designation of a Beneficiary or revocation or change of a designation of a Beneficiary has the effect of disposing of the community property interest in payments hereunder of Employee's spouse, the Company has no obligation to honor any such designation of a Beneficiary or revocation or change in designation of a Beneficiary absent the written consent of Employee's spouse. If there is no valid designation of a Beneficiary on file with the Committee at the time of Employee's death, or if the Beneficiary shall have predeceased Employee or otherwise cease to exist, such distribution shall be made to Employee's spouse, if living, otherwise to Employee's estate. If the Beneficiary shall survive Employee but die before receiving the payment of the benefit hereunder, such benefit shall be paid to such Beneficiary's estate.

     16. BENEFITS AFTER REEMPLOYMENT. If Employee terminates employment with the Company and is subsequently reemployed by the Company, then upon Employee's subsequent termination of employment Employee shall receive a benefit determined under Paragraph 2, 3, 4, 5, 6 or 7 (whichever is applicable) but reduced by the amount of any payment (except payments of Disability Benefits), if any, which Employee received prior to Employee's subsequent termination.

     17. WITHHOLDING OF TAXES. The Company may deduct from the amount of any payment hereunder any taxes required to be withheld by the federal or any state or local government

     18. PROHIBITION AGAINST ASSIGNMENT. The Employee's right to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; PROVIDED, HOWEVER, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company's capital stock or business and assets and this Agreement shall be binding on any such successor.

     19. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, Employee's heirs, executors, administrators and legal representatives. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

     20. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     22. FACILITY OF PAYMENT. When Employee or Employee's Beneficiary (either of which shall be referred to as the "Recipient") is incapacitated in the judgment of the Committee by reason of physical or mental illness or infirmity, the Company may make any payments required by this Agreement:
(a) to the Recipient directly; (b) to the guardian of the Recipient's personal estate; (c) to the custodian of a minor Recipient serving under the Uniform Gifts to Minors Act of Texas or any other state; or (d) in the event an inter vivos or testamentary trust is then in existence for the benefit of any such Recipient, the Company may make any such payments to the trustee or trustees of any such trust. The Company may make the payment specified by this Agreement without liability to anyone other than the specified payee. Employee hereby agrees, on behalf of Employee, Employee's heirs and assigns, to hold the Company harmless from any liability for making payments as specified by this Agreement; PROVIDED, HOWEVER, that the Company shall not be held harmless for payments by the Company which are made subsequent to the Company's receipt of a citation or other process issuing out of a court of competent jurisdiction in connection with a suit instituted by someone for the purpose of recovering or establishing an interest in such payments.

     23. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

     24. CONSENT OF SPOUSE. Employee's spouse is fully aware, understands, and fully consents and agrees to the provisions of this Agreement and the Agreement's binding effect upon any community property interest in payments hereunder, and such awareness, understanding, consent and agreement is evidenced by such spouse's signing of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies) on the day and year first above written.

                                          IMPERIAL HOLLY CORPORATION

                                    By
                                          James C. Kempner
                                          President and Chief Executive Officer



ATTEST:



Secretary
[SEAL]


Employee



Employee's Spouse